Exhibit 10.1

March 2, 2019

George Fotiades
281 Summit Ave.
Summit, New Jersey 07901

Re: Offer of Employment

Dear Mr. Fotiades:

Cantel Medical Corp. is pleased to offer you employment in the position of President and Chief Executive Officer, based out of our offices in Little Falls, New Jersey. In this position, you will report to the Board of Directors of Cantel. It is anticipated that your start date will be March 4, 2019.

In addition to your position as President and CEO, you will continue to serve as a director on Cantel’s Board of Directors. As you will no longer be deemed an independent director, you will not serve as a member of any Board committee. In addition, you will not receive any compensation as a director.

Salary
Your starting annual salary will be $850,000, paid bi-weekly (less applicable taxes, withholdings and deductions). This position is considered exempt from the overtime provisions of state and federal wage and hour laws.

Management Incentive Compensation Program
In addition, you will be eligible to participate in Cantel’s Management Incentive Compensation Program (MICP). Your MICP bonus target level will be set at 100% of your base salary, pro-rated in the first fiscal year according to the MICP Terms and Conditions. Your MICP bonus for FY2019 will be performance-based consistent with the MICP metrics applicable to other executive officers of the Company. A more detailed description of the MICP bonus target is set forth in the FY2019 Executive Compensation Memo accompanying this letter (the “Compensation Memo”).

Sign-On Stock Award
Effective as of your start date, you will receive restricted stock units (“RSUs”) having an aggregate value of $2.6 million based on the closing price of Cantel stock on the NYSE on the first business day immediately preceding your start date. One-half of the RSUs will be time-based, vesting over the 3-year period commencing on the first anniversary of the grant date. The other half will be performance-based consistent with the performance metrics of the LTI awards granted to executives in October 2018. The performance-based RSUs will vest on October 10, 2021. All of the awards are subject to the terms and conditions of the RSU Agreements covering the LTI grants as well as the Company’s 2016 Equity Incentive Plan. A more detailed description of the above stock awards is set forth in the Compensation Memo.

Restricted Stock Units
Subject to formal approval of the Compensation Committee, commencing in October 2019 you will be eligible for annual RSU awards. It is anticipated that the October 2019 grants will be comprised of both time-based and performance-based RSUs with an aggregate value of not less than $2.6 million. The performance-based RSUs will have criteria determined by the Compensation Committee. The RSU awards will be subject to the terms and conditions of the related RSUs grant agreement and the 2016 Equity Incentive Plan, as well as any additional terms and conditions determined by the Compensation Committee.

Group Health Insurance, Paid Time Off, 401K/Profit Sharing and
Retirement Plan and Other Benefits
Subject to the eligibility requirements and other terms and conditions of the various benefits policies and plans, you will enjoy certain additional employee benefits such as:

•	Group Insurance Plans - including medical, dental, life and long and short-term disability plans of the Company to the same extent as other executives (subject to the terms thereof).

•	Health Care and Dependent Care Flexible Spending Account.

•
Additional Life Insurance - In addition to the company-provided life insurance of one and one-half times your annual earnings (up to a specified maximum), you will have the option of being reimbursed for additional life insurance of one times your base salary.

•	Executive Physical - you will receive the details on how to participate from the Benefits Team.

•	Disability/Long-term Care Insurance - you will be eligible for an allowance of $7,000/year (in the aggregate) for disability insurance and/or long-term care insurance.

•
401K/Profit Sharing and Retirement Plan - You will be eligible to participate in the 401K/Profit Sharing and Retirement Plan upon commencement of employment. If you do not elect otherwise, you will be automatically enrolled at 3% of your earnings beginning in your first pay period. If you participate in the Plan, after completing ninety (90) days of continuous employment, you will be eligible to begin receiving the company matching contribution, which is currently $.50 on every dollar up to 6% of your contribution.

•
Paid Time Off - You will be eligible to be paid for PTO days consistent with the Company’s policy for executives, eight (8) floating holidays (pro-rated in your first year), and certain company-designated holidays.

•
The Company is currently finalizing an Executive Severance Plan which includes provisions for severance in the event of a termination without cause, including in connection with a Change in Control. A current draft of the Plan, which will be presented to the Compensation Committee and Board of Directors at their upcoming meetings in March will be provided to you under separate cover.

After you begin employment, you will be provided with additional information regarding the company’s benefits policies and plans. The company reserves the right to amend, modify or terminate (in whole or in profit) its benefits policies and plans.

At-Will Employment and Other Terms and Conditions
If you accept this offer of employment, you agree that your employment will at all times be at-will, which means that you and the company are both free to terminate the employment relationship at any time, with or without cause. You will have no guaranteed or definite period of employment. Although your job duties, title, compensation rate, benefits and other terms and conditions of your employment and the company’s various policies, procedures and plans may change from time to time, the “at-will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the company. Additionally, as an employee, you will be required to comply with all applicable rules, policies and procedures of the company, including, but not limited to, those set forth in the Employee Handbook.

This offer of employment and any subsequent employment by the company are contingent upon, among other things, the following: receipt of a counter-signed and dated original of this offer letter and the enclosed Confidentiality, Non-Solicitation and Inventions Agreement; attainment of satisfactory results (as determined by the company) on drug screening.

This offer letter supersedes and replaces any and all prior offers and/or agreements regarding your employment with the company. By accepting this offer, you acknowledge and agree that you are not relying on any statements, promises or representations (oral or written) made by any employee, agent or representative of the company that are not expressly set forth in this letter. Additionally, by signing this offer letter and accepting this offer of employment, you represent and warrant that you are not subject to any kind of non-competition covenant or agreement that would prohibit you from being employed by the company and/or performing the duties of the position offered to you in this offer letter.

Acceptance of Offer
If you would like to accept this offer, please counter-sign and date this offer letter in the spaces provided below and sign and date the enclosed Confidentiality, Non-Solicitation and Inventions Agreement and return both original documents to me. Please retain copies for your files. If you have any questions or require additional time to consider this offer, please do not hesitate to contact me.

George, we are very excited to have you join Cantel as our President and CEO, and we look forward to your favorable response!

Sincerely,

CANTEL MEDICAL CORP.

By: _____________________________
Charles M. Diker
Chairman of the Board

I Agree to the Terms and Conditions Set Forth in this Letter:

_________________________________        _____________________
George Fotiades                     Date

Enclosures:
Confidentiality, Non-Solicitation and Inventions Agreement